UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 29, 2021

MODULAR MEDICAL, INC.

(Exact name of registrant as specified in its chapter)

Nevada	000-49671	87-0620495

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16772 W. Bernardo Drive, San Diego, California	92127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(858) 800-3500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Non-Employee Director Appointments

Effective November 29, 2021, the board of directors (the “Board”) of Modular Medical, Inc. (the “Company”) appointed Steven Felsher and Philip Sheibley as members of the Board. Mr. Felsher and Mr. Sheibley will serve on the audit committee of the Board.

Mr. Felsher, who is 72, is an experienced executive with respect to finance, administration, governance and other aspects of public and private company management. He has served as a member of the board of directors of Signal Hill Acquisition Corp., a special purpose acquisition company, since March 2021. From August 2018 to July 2020, he served as a member of the board of directors of Sito Mobile, Inc., a publicly-traded company that provided customized, data-driven solutions for brands spanning all forms of media. From January 2011 to June 2019, Mr. Felsher was a senior advisor at Quadrangle Group LLC, a private investment firm focused on the information and communications technology sectors. He spent a substantial portion of his career with Grey Global Group Inc., a global marketing services company, where he served as a senior executive from 1979 until 2007, most recently as vice chairman and chief financial officer. He holds a BA in classical Greek from Dickinson College and a J.D. from Yale University School of Law.

Mr. Sheibley, who is 63, is an experienced executive and venture capitalist. Since 2011, he has served as a principal at Alumni Investment Partners, a private equity firm. From 1981 to 2010, Mr. Sheibley served as a management and technology consultant with Accenture, where he focused on the life sciences area, holding a variety of leadership positions, including North American industry director for life sciences and global lead for management consulting. Mr. Sheibley holds a B.S. in Industrial and Systems Engineering with a Business Minor from Lehigh University.

Compensatory Arrangements

The Company awarded each of Mr. Felsher and Mr. Sheibley an initial option to purchase 50,000 shares of common stock of the Company vesting over three years, with one-third of the shares subject to the option vesting on each one-year anniversary of the date of grant. As non-employee directors of the Company, Messrs. Felsher and Sheibley will participate in the same compensation arrangements as the other non-employee directors of the Company, whereby for each year of service, they will each be entitled to receive a $30,000 annual retainer paid in quarterly installments in either cash or in shares of common stock of the Company, as directed by each director based on an annual election. In addition, each of Messrs. Felsher and Sheibley will also receive an annual service equity award of $100,000 paid in quarterly installments in either options to purchase shares of the Company’s common stock or shares of the Company’s common stock, as directed by each director based on an annual election.

Family Relationships

There are no family relationships between Messrs. Felsher and Sheibley and any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer.

Related Party Transactions

Since the beginning of the Company’s last fiscal year through the present, there have been no transactions with the Company, and there are currently no proposed transactions with the Company, in which the amount involved exceeds $120,000, and in which either of Mr. Felsher or Mr. Sheibley had, or will have, a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K. No arrangement or understanding exists between Mr. Felsher or Mr. Sheibley and any other person pursuant to which either was selected as a director of the Company. In addition, Messrs. Felsher and Sheibley and the Company will enter into the Company’s standard form of indemnification agreement.

Item 8.01.	Other Events.

On November 29, 2021, the Company issued a press release announcing the appointments of Messrs. Felsher and Sheibley to the Company’s Board, as described in Item 5.02 above. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
99.1	Press Release by Modular Medical, Inc. dated November 29, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MODULAR MEDICAL, INC.

Date: December 3, 2021	By:	/s/ Ellen O’Connor Vos
Ellen O’Connor Vos
Chief Executive Officer